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                                                                    EXHIBIT 99.1


PRESS CONTACT:                                        FINANCIAL CONTACT:
Tim Powers                                            Stacey Santilli
RSA Security Inc.                                     RSA Security Inc.
(781) 301-5344                                        (781) 301-5108
TPOWERS@RSASECURITY.COM                               SANTILLI@RSASECURITY.COM



FOR IMMEDIATE RELEASE


             RSA Security Issues Clarification On SEC Investigation

BEDFORD, MASS., JAN. 25, 2002 - RSA Security Inc. (Nasdaq: RSAS) today reported that the Securities and Exchange Commission has commenced a formal investigation into certain matters relating to the company. The SEC's investigative order relates to whether a change in RSA Security's method for estimating distributor revenue disclosed in its Quarterly Report on Form 10-Q for the first quarter of 2001 should have been disclosed in its earnings press release a few weeks earlier, as well as to certain trading in the company's securities. The investigation will not require any change to RSA Security's financial statements.

"The SEC has not concluded that there has been any wrongdoing, and we don't believe that there has been any," said Art Coviello, CEO and president at RSA Security. "We are cooperating fully with the SEC on this matter."

ABOUT RSA SECURITY INC.

RSA Security Inc., the most trusted name in e-security(R), helps organizations build secure, trusted foundations for e-business through its RSA SecurID(R) two-factor authentication, RSA ClearTrust(R) Web access management, RSA BSAFE(R) encryption and RSA Keon(R) digital certificate management systems. With more than one billion RSA BSAFE-enabled applications in use worldwide, more than ten million RSA SecurID authentication users and almost 20 years of industry experience, RSA Security has the proven leadership and innovative technology to address the changing security needs of e-business and bring trust to the online economy. RSA Security can be reached at www.rsasecurity.com.

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RSA, Keon, SecurID, ClearTrust, BSAFE and The Most Trusted Name in e-Security
are registered trademarks of RSA Security Inc. All other products and services mentioned are trademarks of their respective companies.